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                                                                      EXHIBIT 14

             CODE OF ETHICS FOR OFFICERS AND SENIOR FINANCIAL STAFF

PURPOSE: The purpose of this Code of Ethics for Officers and Senior Financial Staff of International Lottery and Totalizator Systems, Inc. ("the Corporation") is to promote ethical conduct and compliance with laws and regulations, to provide guidance with respect to the handling of ethical issues, to implement mechanisms to report unethical conduct, to foster a culture of honesty and accountability, to deter wrongdoing and to ensure fair and accurate financial reporting.

SCOPE: This policy applies to Officers and senior financial staff. Each person to whom this Code applies is required to sign a written acknowledgement of his or her acceptance of the Code's provisions.

Officers and senior financial staff are also subject to, and expected to comply with, the Corporation's policy on "Insider Information and Securities Trading", the "Code of Ethics and Business Practices for All Employees", and any other policies and procedures which apply to all employees.

Employment by the Corporation carries with it a responsibility to be constantly aware of the importance of ethical conduct. Officers and senior financial staff are expected to adhere to a high standard of ethical conduct. Unethical actions, or the appearance of unethical actions, are not acceptable.

Exactly what constitutes a conflict of interest or unethical business practice is both a moral and a legal question. Officers and senior financial staff are encouraged to bring questions about particular circumstances that may involve one or more of the provisions of this Code to the attention of the Chair of the Audit Committee, who shall consult with the Corporation's outside legal counsel as appropriate.

CONFLICTS OF INTEREST

A "conflict of interest" arises when one's personal interests or activities influence or appear to influence that person's ability to act in the best interests of the Corporation. Officers and senior financial staff must not be, or appear to be subject to influences, interest or relationships that conflict with the best interests of the Corporation. Officers and senior financial staff must not participate in any activity that could conflict with their duties or responsibilities to the Corporation. This Code does not describe all possible conflicts of interest that could develop. For additional guidance please refer to the "Code of Ethics and Business Practice for All Employees."

FINANCIAL REPORTING

Officers and senior financial staff are responsible for the accurate and reliable preparation and maintenance of the Corporation's financial records. Accurate and reliable preparation of financial records is of critical importance to proper management decisions and the fulfillment of the Corporation's financial, legal and reporting obligations. As a public company, the Corporation files annual and periodic reports and makes other filings with the Securities and Exchange Commission ("SEC"). It is critical that these reports be timely and accurate. The Corporation expects all personnel who have a role in the preparation and/or review of information included in the Corporation's SEC filings to report such information accurately and honestly. Reports and documents the Corporation files with or submits to the SEC, as well as other public communications made by the Corporation, must contain full, fair, accurate, timely and understandable disclosure.

COMPLIANCE

Officers and senior financial staff are expected to carry out all corporate activities in accordance with the letter and spirit of all applicable legal requirements.

VIOLATIONS AND ACCOUNTABILITY

Officers and senior financial staff are responsible for their own adherence and the adherence of others to whom this Code applies. Potential violations or concerns should be discussed with the Chairman of the Audit Committee. An employee may not be discharged, demoted, suspended, threatened, harassed, or in any other manner discriminated against as a result of voicing a concern to the Audit Committee.

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